Exhibit 99.1
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[B/E AEROSPACE LOGO]                            News Release
#05-12                                          CONTACT:
                                                Doug Dean
                                                Director, Investor Relations
                                                B/E Aerospace, Inc.
                                                (561) 791-5000


     B/E AEROSPACE RAISES GUIDANCE FOR 2006 -- REAFFIRMS GUIDANCE FOR 2005
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         WELLINGTON, FL, June 20, 2005 - B/E Aerospace, Inc. (Nasdaq: BEAV), the
world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today raised its earnings guidance for 2006 to a range of approximately $1.00 to $1.10 per share and reaffirmed its earnings guidance of approximately $0.50 per share for 2005. This change in guidance is based on record customer awards in the second quarter of 2005 which are expected to drive continued robust backlog growth, and record backlog levels in the second, third and fourth quarters of 2005. Based on second quarter awards, several of which will book in the second half of the year, management expects full year 2005 bookings to exceed $1 billion, and for year-end backlog to approximate $1 billion. Management expects double-digit revenue growth as well as continued backlog growth in 2006, consistent with the initial upswing in the new aircraft delivery cycle. The company is maintaining 2005 earnings guidance of $0.50 per share in spite of overperformance on revenue, bookings and backlog, electing to spend more on product development and marketing.

         Mr. Robert Khoury, President and Chief Executive Officer of B/E Aerospace, Inc. commented, "This clearly is the most vibrant marketing period in our history. The company has been generating record backlog over the past twelve months, while reporting substantial revenue and earnings growth, all at the outset of the recovery in our industry. The second quarter will have been our best quarter ever in terms of customer awards, totaling approximately $375 million, and as a result, we expect to see continued robust growth in our backlog during the balance of 2005, rising to approximately $1 billion by year-end. We are increasingly confident in our ability to generate revenues in excess of $800 million during 2005 and to generate revenues in excess of $900 million in 2006. We are now guiding 2006 earnings per share in the range of approximately $1.00 to $1.10 and reaffirming 2005 guidance at approximately $0.50 per share."

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         About B/E Aerospace, Inc.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include seating, lighting, oxygen, and food and beverage preparation and storage equipment. The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet -- the aftermarket -- generate about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.
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